Exhibit 99.2

Bowne & Co., Inc.
345 Hudson Street
New York, NY 10014
212/924-5500

NEWS RELEASE

Contact:	William J. Coote
Vice President & Treasurer 212-886-0614 bill.coote@bowne.com

FOR IMMEDIATE RELEASE

BOWNE & CO., INC. CLOSES $180 MILLION SALE OF DOCUMENT
OUTSOURCING BUSINESS TO WILLIAMS LEA

Sale of Bowne Business Solutions Unlocks Value for Shareholders

NEW YORK, November 9, 2004 — Bowne & Co., Inc. (NYSE: BNE) today announced the closing of the sale of Bowne Business Solutions, its document outsourcing business, to Williams Lea, the leading European independent business process outsourcing specialist. Bowne’s litigation services businesses, DecisionQuest, Digital Litigation Solutions and JFS Litigator’s Notebook were excluded from the sale.

Bowne announced its intention to sell Bowne Business Solutions to Williams Lea on October 8, 2004 for $180 million in cash consideration. All required regulatory approvals and conditions in the agreement of sale have been met.

“The sale of our document outsourcing business unlocks value for our shareholders and allows us to sharpen our focus on our core business,” said Philip E. Kucera, Bowne’s Chief Executive Officer. “This is in the best interest of our shareholders and there is significant value in this transaction.”

Plans for proceeds from the sale, estimated to be $150 to $155 million, are under review by the Board and may include: a share repurchase program, the retirement of debt, reinvestment in the core businesses (including strategic acquisitions), a special dividend, or for other general corporate purposes.

Forward-Looking Statement

The company noted that forward-looking statements of future performance contained in this release are based upon current plans, expectations, events and financial and industry trends which may cause the company’s future operating results and financial position to differ materially from those suggested here, including capital market conditions, demand for and acceptance of the company’s services, new technological developments, competition, the opportunity to successfully reinvest the proceeds from the transaction, and general economic conditions. Such statements involve risk and uncertainties, which cannot be predicted or quantified. Historical results achieved are not necessarily indicative of future prospects of the company.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents. Within this segment, Bowne Enterprise Solutions provides digital printing and electronic delivery of personalized communications that enable companies to strengthen relationships and increase market leadership.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

About Williams Lea

Founded in 1820, Williams Lea has emerged as the leading European provider of corporate information solutions. Head quartered in London, the Company manages client operations across Europe from key centers in the UK, France, Germany, Ireland, Italy, Netherlands and Spain.

Williams Lea defines corporate information as the digital and printed information which an organization exchanges with its internal and external audiences. Many organizations are increasingly recognizing the importance of developing a unified strategy to manage the flow of documents and information in and out of their businesses. Williams Lea designs, builds and manages those strategies to achieve competitive advantage for its clients.

Williams Lea currently employs over 5,500 staff in Europe. Current clients include some of the world’s leading organisations in the financial services, investment banking, professional, retail, telecommunications, automotive and pharmaceutical industries.

For more information, visit www.williamslea.com

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